Exhibit I

Lock-up Agreement

May 7, 2014

IRIDIUM COMMUNICATIONS INC.

1750 Tysons Boulevard, Suite 1400

McLean, Virginia 22102

RAYMOND JAMES & ASSOCIATES, INC.

DEUTSCHE BANK SECURITIES INC.

As Representatives of the Several Underwriters

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Re:	Iridium Communications Inc. (the “Company”) - Restriction on Stock Sales

Dear Sirs:

This letter is delivered to you pursuant to: (1) the Underwriting Agreement (the “Common Stock Underwriting Agreement”) to be entered into by the Company, as issuer, and Raymond James & Associates, Inc., the representative of certain underwriters (the “Common Stock Underwriters”) to be named therein and (2) the Underwriting Agreement (the “Series B Preferred Stock Underwriting Agreement”) to be entered into by the Company, as issuer, and Raymond James & Associates, Inc. and Deutsche Bank Securities Inc., the representatives of certain underwriters (the “Series B Preferred Stock Underwriters”) to be named therein. The Common Stock Underwriting Agreement and the Series B Preferred Stock Underwriting Agreement are collectively referred to in this letter as the “Underwriting Agreements,” the Common Stock Underwriters and the Series B Preferred Stock Underwriters are collectively referred to in this letter as the “Underwriters” and Raymond James & Associates, Inc. and Deutsche Bank Securities Inc. are collectively referred to in this letter as the “Representatives.” Upon the terms and subject to the conditions of the Underwriting Agreements, the Common Stock Underwriters intend to effect a public offering of Common Stock, par value $0.001 per share, of the Company and a public offering of [—]% series B cumulative perpetual convertible preferred stock (each offering, an “Offering”). Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Underwriting Agreements.

The undersigned recognizes that it is in the best financial interests of the undersigned, as an officer or director, or an owner of stock, options, warrants or other securities of the Company (the “Company Securities”), that the Company complete the proposed Offerings.

The undersigned further recognizes that the Company Securities held by the undersigned are, or may be, subject to certain restrictions on transferability, including those imposed by United States federal securities laws. Notwithstanding these restrictions, the undersigned has agreed to enter into this letter agreement to further assure the Underwriters that the Company Securities of the undersigned, now held or hereafter acquired, will not enter the public market at a time that might impair the underwriting effort.

Therefore, as an inducement to the Underwriters to execute the Underwriting Agreements, the undersigned hereby acknowledges and agrees that the undersigned will not (i) offer for sale, sell, pledge or otherwise dispose of or enter into any transaction or device that is designed to, or could be expected to, result in the disposition of (collectively, a “Disposition”) any Company Securities, or securities convertible into or exchangeable for Company Securities or sell or grant options, rights or warrants with respect to any shares of Company Securities or securities convertible into or exchangeable for Company Securities, any Company Securities held by the undersigned or acquired by the undersigned after the date hereof, or that may be deemed to be beneficially owned by the undersigned (collectively, the “Lock-Up Shares”), pursuant to the Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Act”), and the Securities Exchange Act of 1934, as amended, for a period commencing on the date hereof and ending 90 days after the date of the Underwriting Agreements, inclusive (the “Lock-Up Period”), without the prior written consent of the Representatives, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Lock-Up Shares, whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Company Securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Raymond James & Associates and Deutsche Bank Securities Inc. on behalf of the Underwriters and the underwriters of the Series B Preferred Stock, during the Lock-Up Period; notwithstanding the foregoing, if (x) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or announces material news or a material event relating to the Company occurs or (y) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed in the preceding paragraph shall continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless Raymond James & Associates and Deutsche Bank Securities Inc., on behalf of the Underwriters and the underwriters of the Series B Preferred Stock, waive such extension in writing. The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares.

Notwithstanding the agreement not to make any Disposition during the Lock-Up Period, and subject to the conditions below, you have agreed that the foregoing restrictions shall not apply to Disposition of Company Securities:

(1)	as a bona fide gift to a charity or educational institution;

(2)	as a bona fide gift to an immediate family member of the undersigned or to a trust formed for the benefit of an immediate family member of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(3)	in the case of a natural person, the transfer of any or all of the Lock-Up Shares owned by the undersigned, either during his or her lifetime or on death, by will or intestate succession to a member of the immediate family of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family; or

(4)	in the case of a non-natural person, distributions of any or all of the Lock-Up Shares held by the undersigned to general or limited partners or stockholders or members of the undersigned;

provided that (1) the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each donee or trustee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Commission, or otherwise and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers.

In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or Series B Preferred Stock or any security convertible into or exercisable or exchangeable for Common Stock or Series B Preferred Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock and Series B Preferred Stock except in compliance with the foregoing restrictions.

Furthermore, during the Lock-Up Period, the undersigned may sell shares of Common Stock and Series B Preferred Stock purchased by the undersigned on the open market following the Offerings if and only if (i) such sales are not required to be reported in any public report or filing with the Commission, or otherwise, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

Notwithstanding the foregoing restrictions, the Representatives agree that the undersigned may establish a trading plan under Exchange Act Rule 10b5-1 during the Company’s next permitted insider trading window period pursuant to the Company’s insider trading policy; provided that (i) the trading plan terms specifically provide for sales transactions to commence only after the expiration of the Lock-up Period, and (ii) no public announcement is made of the establishment of such trading plan.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this lock-up agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this lock-up agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreements do not become effective prior to May 23, 2014, or if the Underwriting Agreements (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock and Series B Preferred Stock to be sold thereunder, the undersigned shall be released from, all obligations under this lock-up agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreements and proceeding with the sales pursuant to the Underwriting Agreements in reliance upon this lock-up agreement.

This lock-up agreement and any claim, controversy or dispute arising under or related to this lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

/s/ Steven B. Pfeiffer
Name: Steven B. Pfeiffer